EXHIBIT 107

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

SERVICE CORPORATION INTERNATIONAL
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, $1.00 par value	Rule 457(h)	8,200,000	$78.78	$645,996,000.00	0.00013810	$89,212.05
	Total Offering Amounts:					$645,996,000.00		$89,212.05

	Total Fee Offsets:							$-
	Net Fee Due:							$89,212.05

Offering Notes

1

(a)	Service Corporation International, a Texas corporation (the “Registrant”), is filing this Registration Statement to register 8,200,000 shares of common stock, par value $1.00 per share (the “Common Stock”), for issuance under the Service Corporation International 2026 Equity Incentive Plan (the “2026 Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of shares of Common Stock, which may become issuable pursuant to the provisions of the 2026 Plan relating to adjustments for changes resulting from a stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.
(b)	The offering price per unit and in the aggregate are estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee, based on the average of the high and low sales prices of the Common Stock reported on the New York Stock Exchange on May 5, 2026.